Exhibit 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (the “Administrative Agent”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), pursuant to the Amended and Restated Administrative Agent Agreement dated as of February 1, 2005 (the “Servicing Agreement”) by and between the Servicer, and the Administrative Agent the following with respect to Washington Mutual Mortgage Pass-Through Certificates WaMu Series 2006-AR4 Trust for the 2006 fiscal year  (the “Relevant Year”):

1.          A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.         To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year, except as set forth in paragraph 3 below.

3.         Funds received as prepayment fees were initially distributed on the May 2006 distribution date only to the holders of the Class PPP Certificates.  It was determined shortly thereafter, however, that a portion of such prepayment fees was due to the holders of the Class 2X Certificates.  The Trustee was promptly notified to effect the corrected distribution and an amendment to the applicable Form 10-D with a revised distribution report was filed with the Securities and Exchange Commission and made available to investors in June 2006.

Dated as of March 15, 2007.

__/s/ Barbara Campbell________________ Name: Barbara Campbell Title: First Vice President